Exhibit 10.38

Compensation Practices for Xcel Energy Non-Employee Directors

The following table provides information on our compensation and reimbursement practices for non-employee directors. Mr. Kelly, who is employed by us, does not receive any compensation for his Board activities.

	Prior to Aug. 31, 2006	After Sept. 1, 2006
Annual Director Retainer	$35,000	$40,000
Board Meeting Attendance Fees (per meeting)	$1,500	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650	$650
Committee Meeting Attendance Fees (per meeting)	$1,500	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000	$5,000
Operations, Nuclear & Environmental Committee	$5,000	$5,000
Audit Committee	$10,000	$10,000
Finance Committee	$5,000	$5,000
Audit Committee Member Retainer	—	$5,000
Stock Equivalent Units	$64,000	$75,000

We have a Stock Equivalent Plan for Non-Employee Directors to more closely align directors’ interests with those of our shareholders. Under this Stock Equivalent Plan, which is filed as Exhibit 10.16 to this Form 10-K, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock.

On May 18, 2006, each non-employee director of the Company received an award of 3,509.73 stock equivalent units representing $64,000 in cash value.